UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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SITO Mobile, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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SITO Mobile, Ltd., a Delaware corporation (“SITO”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with SITO’s solicitation of consent revocations from its stockholders in response to the solicitation of consents from SITO’s stockholders (the “Consent Solicitation”) by Stephen D. Baksa, Thomas Candelaria. Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (the “Baksa Group”) to, among other things, remove and replace all of the current members of SITO’s Board of Directors (the “SITO Board”) other than Brent D. Rosenthal who previously collaborated with Mr. Baksa on an activist campaign at another public company. On May 2, 2017, SITO filed a definitive consent revocation solicitation statement (the “Consent Revocation Solicitation Statement”) with the SEC in connection with its solicitation of consent revocations.

Press Release Issued by SITO on May 12, 2017

Attached hereto is a press release issued by SITO on May 12, 2017 announcing that SITO is first making available to its stockholders a letter dated May 12, 2017 from the SITO Board to SITO’s stockholders in which the SITO Board comments on why SITO’s stockholders should not execute any gold consent cards sent to them by the Baksa Group or any of the participants in its Consent Solicitation and should elect against surrendering control of SITO by executing and returning to SITO a WHITE consent revocation card. This press release is being filed herewith because it may be deemed to be solicitation material in connection with SITO’s solicitation of consent revocations in response to the Consent Solicitation.

Important Additional Information And Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder seeking consents (the “Consent Solicitation”). On May 2, 2017, SITO filed a definitive consent revocation statement (the “Consent Revocation Solicitation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

SITO Mobile Sends Letter to Stockholders

Urges Stockholders Not to Let the Baksa Group and His Nominees Disrupt the Substantial Progress Being Made by SITO Mobile

Urges Stockholders to NOT Execute Any Gold Consent Cards

JERSEY CITY, N.J., May 12, 2017 -- SITO Mobile Ltd. (NASDAQ:SITO), a leading mobile engagement platform, today issued a letter to its stockholders in connection with the pending solicitation of consents from SITO’s stockholders by Stephen D. Baksa, Thomas Candelaria, Matthew Stecker, Thomas Thekkethala and the other participants in their solicitation (the “Baksa Group”) seeking control of the SITO Board of Directors.

The full text of the letter is as follows:

May 12, 2017

Dear Fellow Stockholders:

Protect the value of your investment by discarding any gold consent card or other consent solicitation materials sent to you by the Baksa Group, led by Stephen D. Baksa and Thomas M. Candelaria, or any of its purported proposed nominees, including Matthew Stecker and Thomas Thekkethala, both of whom are members of the board of directors and senior leadership team of Evolving Systems, Inc., a company where 21.2% of the outstanding common stock is owned by the family of Gary A. Singer, or by signing, dating and mailing each and every WHITE consent revocation card you receive.

As you may know, Mr. Baksa served on the SITO Mobile Board of Directors from October 2011 to September 2014. Mr. Baksa left our Board because he did not believe in the strategy we were pursuing – the strategy that ultimately led to the excellent results we reported last week and the record results we expect to achieve for the current quarter ending June 30, 2017.

We believe that Mr. Baksa is:

•	A disgruntled former director, with a history of collaborating with members of the family of Gary A. Singer on activist matters in the past.
•	Closely associated with current SITO Mobile director, Brent D. Rosenthal, who Mr. Baksa is supporting in his consent solicitation and who Mr. Baksa collaborated with in connection with an activist campaign at RiceBran Technologies (trading on NASDAQ as “RIBT”).
•	The person who helped install Mr. Rosenthal as the Chairman of the Board of RiceBran Technologies.

o	SITO Mobile stockholders should take note that, since the time that Mr. Baksa entered into his agreement with RiceBran Technologies and installed Mr. Rosenthal as Chairman of the Board, RiceBran Technologies’ stock price has fallen more than 48%[1].
o	In addition, during Mr. Rosenthal’s tenure on the board of another company, comScore, Inc. (formerly trading on NASDAQ as “SCOR”), the stock price has declined almost 38%[2] and the company’s common stock was recently suspended from trading on NASDAQ, and is currently at risk for being delisted, for failure to file any periodic annual and quarterly reports with the SEC since filing its quarterly report with the SEC for the quarter ended September 30, 2015.

We believe that Mr. Baksa is using this consent solicitation to seek control of SITO Mobile without paying our stockholders a control premium for their shares and to advance an undisclosed and uncertain agenda to benefit not only Mr. Baksa, but also the family of Gary A. Singer and its investment in Evolving Systems, Inc. Notably, Mr. Singer’s wife, Karen Singer, has also threatened a proxy contest to abruptly take control of SITO Mobile at the upcoming 2017 Annual Meeting of Stockholders and her purported proposed slate of nominees, like the Baksa Group’s proposed slate, includes individuals with close ties to Evolving Systems: Richard Ramlall, a current member of the Evolving Systems, Inc. board of directors and Steven G. Singer, the brother-in-law of Karen Singer and a paid consultant to Evolving Systems, Inc.

STEPHEN D. BAKSA WANTS IMMEDIATE CONTROL OF SITO MOBILE WITHOUT PAYING A CONTROL PREMIUM BUT HAS PROVIDED NO PLAN FOR INCREASING STOCKHOLDER VALUE

Mr. Baksa has not provided any detailed and credible alternative strategic plan or any viable and substantive proposals on how he would drive the creation of long-term stockholder value if he were to gain control of SITO Mobile’s Board. Nor has Mr. Baksa provided any information regarding the management team that he would recruit to manage SITO Mobile and drive its business forward. In addition, Mr. Baksa has not provided any details on how such an abrupt change in control of SITO Mobile’s Board, at a pivotal and critical time in SITO Mobile’s trajectory, would be accomplished so as not to cause significant and substantial harm to our business and prospects.

In addition, we believe that at least two of the Baska Group nominees, Matthew Stecker and Thomas Thekkethala, both members of the senior leadership team of Evolving Systems, may have been selected in cooperation with the family of Gary A. Singer. We believe that these nominees:

•	Have longstanding ties to the family of Gary A. Singer, particularly Mr. Stecker who has collaborated extensively with the family of Gary A. Singer at numerous public companies, including Evolving Systems, Inc., LiveWire Mobile, Inc., Concurrent Computer Corporation and MRV Communications.
•	May take actions at SITO Mobile intended to advance an undisclosed and uncertain agenda to benefit not only Mr. Baksa, but also the family of Gary A. Singer and its substantial investment in 21.2% of the outstanding common stock of Evolving Systems, Inc., instead of acting in the best interest of all SITO Mobile stockholders.

________________

1 Based on stock price of $1.59 on July 5, 2016 as compared to stock price of $0.83 on May 5, 2017.

2 Based on stock price of $40.54 on January 5, 2016 as compared to stock price of $25.22 on May 5 2017.

THIS IS NOT THE TIME TO DISRUPT THE POSITIVE MOMENTUM

SITO MOBILE HAS CREATED

We believe it is essential for stockholders that our management team continues to execute on its strategic initiatives underway to enhance SITO Mobile’s value.

Since the new management team took over at SITO Mobile less than three months ago, the Company’s stock is up nearly 74%, including an approximately 39% improvement since the Company’s strong earnings report on May 3rd.

Notably, SITO Mobile has recently publicly announced:

•	Revenue in the first quarter of 2017 of $6.6 million, an increase of 33% compared to first quarter 2016, driven by strong performance in the Media Placement Business.
•	Gross profit in the first quarter of 2017 of $3.4 million (52% gross margin), up from $2.6 million (53% gross margin) in Q1 2016.
•	Guidance projecting record second quarter 2017 revenue of $10 million - $13 million.

SITO Mobile has the right platform, strategy and team in place to guide the Company forward during this pivotal time in our history. We urge you not to let the Baksa Group’s pursuit of what we believe is a self-interested and undisclosed agenda disrupt the substantial progress SITO Mobile and its new management team have demonstrated in laying a solid foundation for growth and the creation of long-term stockholder value.

PROTECT THE VALUE OF YOUR INVESTMENT –

WE URGE YOU TO NOT EXECUTE ANY GOLD CONSENT CARD

This may be the most important vote you have ever made regarding SITO Mobile and its future. To protect your investment in SITO Mobile, the SITO Mobile Board urges you to NOT execute any gold consent card and to DISCARD all materials sent to you by the Baksa Group or any member of the family of Gary A. Singer.

The SITO Mobile Board urges you to:

•	Discard the Baksa Group’s solicitation materials;
•	Not sign the Baksa Group’s gold consent card;
•	If you have signed the Baksa Group’s gold consent card, revoke that consent by signing, dating and mailing the enclosed WHITE consent revocation card immediately; and
•	Even if you have not signed the Baksa Group’s gold consent card, show your support for the SITO Mobile Board and your fellow stockholders by signing, dating and mailing the enclosed WHITE consent revocation card today.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Betsy J. Bernard
Betsy J. Bernard
Lead Independent Director

Morgan, Lewis & Bockius LLP and Sichenzia Ross Ference Kesner LLP are serving as legal advisors to SITO. Mackenzie Partners, Inc. is serving as SITO’s proxy solicitor.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Cautionary Statement Regarding Certain Forward-Looking Information

This press release contains forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning the following: SITO’s plans and initiatives, campaign volume and average campaign dollars, our guidance and/or expectations for future quarters, our possible or assumed future results of operations; our business strategies; our ability to attract and retain customers; our ability to sell additional products and services to customers; our competitive position; our industry environment; our potential growth opportunities; and risks, disruption, costs and uncertainty caused by or related to the actions of activist stockholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our stockholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K and the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read our Annual Report on Form 10-K and the documents that we reference in our Annual Report on Form 10-K and have filed as exhibits thereto with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results and circumstances may be materially different from what we expect. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Important Additional Information and Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder (the “Consent Solicitation”). On May 2, 2017, SITO filed a definitive consent revocation statement (the “Consent Revocation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain the Consent Revocation Statement, any amendments or supplements to the Consent Revocation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Alexandra Levy

Silicon Alley Media

alex@siliconalley-media.com